Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

For Immediate Release

Hill International Reports Record Fourth Quarter and
Full Year 2006 Financial Results

Marlton, NJ - March 27, 2007 - Hill International (Nasdaq:HINT), the worldwide construction consulting firm, announced today record financial results for the fourth quarter and fiscal year ended December 30, 2006 (see attached tables). Highlights of Hill’s performance for the fourth quarter and full year 2006 are as follows:

•	Fourth quarter revenue rose to $67.3 million, an increase of 111.3% from the fourth quarter of 2005. Revenue for the full year 2006 grew to $197.5 million, an increase of 76.0% from 2005.

•	Fourth quarter net revenue grew to $42.6 million, an increase of 101.3% from the fourth quarter of 2005. Net revenue for the full year 2006 rose to $130.0 million, an increase of 62.3% from 2005.

•
Operating profit for the fourth quarter improved to $3.4 million from an operating loss of ($0.2) million in the fourth quarter of 2005. Operating profit for the full year 2006 grew to $11.4 million, an increase of 101.1% from 2005.

•
Net income in the fourth quarter grew to $2.7 million, or $0.11 per diluted share, from a loss of ($0.3) million, or ($0.03) per diluted share, in the fourth quarter of 2005. Net income for the full year 2006 rose to $8.6 million, or $0.46 per diluted share, an increase of 173.1% from 2005.

•	Total backlog at the end of the 2006 was $247 million. Twelve-month backlog at the end of 2006 was a record $129 million.

“We are very pleased with our company’s performance both in the fourth quarter and for the entire year of 2006,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We intend to build on this success during 2007 and beyond through continued strong organic growth, particularly overseas, and through strategic acquisitions,” Richter added.

Fourth Quarter 2006 Results

Revenue for the fourth quarter of fiscal 2006 increased 111.3% to $67.3 million from $31.9 million for the fourth quarter of 2005. Net revenue (defined as revenue less reimbursable expenses) for the fourth quarter of 2006 increased 101.3% to $42.6 million from $21.2 million for the prior year quarter. Net revenue at Hill’s Project Management Group increased by $9.3 million to $26.5 million, primarily the result of growth in the Middle East where net revenue grew 83.2% to $14.0 million during the fourth quarter of 2006 from $7.7 million in the comparable period in 2005. Net revenue at Hill’s Construction Claims Group rose by $12.1 million to $16.1 million, which was largely attributable to the acquisition of James R. Knowles (Holdings) PLC (“Knowles”) which occurred on September 1, 2006. Hill also experienced strong growth in Europe, where net revenue grew to $15.2 million in the fourth quarter of 2006 from $2.0 million in the same period of 2005, due also principally to the Knowles acquisition.

Gross profit increased 127.8% to $20.2 million in the fourth quarter of 2006 from $8.9 million in the fourth quarter of 2005. Gross profit margin as a percentage of net revenue increased to 47.4% in the fourth quarter of 2006 from 41.9% in the same period last year due to a higher proportion of fourth quarter revenue from the Construction Claims Group (as a result of the Knowles acquisition) which has a significantly higher gross profit margin than the Project Management Group.

Selling, general and administrative (“SG&A”) expenses grew 88.3% to $17.4 million in the fourth quarter of 2006 from $9.2 million in the same period of 2005. However, SG&A expenses as a percentage of net revenue decreased to 40.7% in the fourth quarter of 2006 from 43.5% in the same period last year. Hill’s SG&A expense grew in the fourth quarter of 2006 compared to the prior year period due primarily to the inclusion of SG&A expenses of Knowles and to the added overhead costs of Hill now being a public company.

Operating profit in the fourth quarter of 2006 improved to $3.4 million (or 8.0% of net revenue) from an operating loss of ($0.2) million in the comparable prior year period. Net income in the fourth quarter of 2006 increased to $2.7 million, or $0.11 per diluted share (based on approximately 25.2 million diluted weighted average shares outstanding), from a net loss of ($0.3) million, or ($0.03) per diluted shared (based on approximately 11.8 million diluted weighted average shares outstanding) in the fourth quarter of 2005.

Full Year 2006 Results

Hill’s revenue for the fiscal year ended December 30, 2006 increased 76.0% to $197.5 million from $112.2 million during the fiscal year ended December 31, 2005. Net revenue in 2006 totaled $130.0 million, a 62.3% increase from $80.1 million in 2005. The increase in net revenue during 2006 was the result of 46.9% growth in net revenue at Hill’s Project Management Group (where net revenues improved to $96.7 million in 2006 from $65.8 million in 2005) and net revenue growth of 133.1% at Hill’s Construction Claims Group (where net revenue rose to $33.3 million in 2006 from $14.3 million for the prior year). The net revenue growth within the Construction Claims Group was largely attributable to the Knowles acquisition. The net revenue increase in the Project Management Group was largely attributable to continued organic growth in the Middle East. Overall, Hill saw net revenue growth of 94.9% in the Middle East, to $48.1 million in 2006 from $24.7 million in 2005. Hill also experienced strong growth in Europe, where net revenue grew to $25.0 million in 2006 from $7.9 million in 2005, due principally to the Knowles acquisition.

Gross profit for the year increased 60.1%, to $59.0 million in 2006 from $36.8 million in 2005. Gross profit margin as a percentage of net revenue declined to 45.4% in 2006 from 46.0% in the same period last year, due primarily to a higher percentage of net revenue from Middle East project management work, where gross profit margins are slightly lower.

Hill’s SG&A expenses grew 52.8% to $48.7 million in 2006 from $31.9 million in 2005. But SG&A expense as a percentage of net revenue decreased to 37.4% from 39.8% in 2005, due primarily to improved operating leverage from Hill’s continued growth overall.

Operating profit in 2006 increased 101.1% to $11.4 million (or 8.7% of net revenue), from $5.7 million (or 7.1% of net revenue) last year. Net income in 2006 increased 173.1% to $8.6 million, or $0.46 per diluted share (based on approximately 18.5 million diluted weighted average shares outstanding), from net income of $3.1 million, or $0.23 per diluted share (based on approximately 13.9 million diluted weighted average shares outstanding) in 2005.

Knowles Acquisition

Hill acquired James R. Knowles (Holdings) PLC effective on September 1, 2006. Knowles is a construction dispute resolution and technical consulting firm based in Daresbury, United Kingdom. Knowles provided Hill with a cost-effective opportunity to enter new geographic markets, such as Canada, Australia and Southeast Asia while strengthening Hill’s position in overlapping markets, such as the United States, the United Kingdom and the Middle East. For the four-month period of Hill’s ownership last year (September 1, 2006 through December 30, 2006), Knowles achieved revenue of $16.9 million, net revenue of $14.5 million, gross profit of $7.7 million and operating profit of $1.0 million (or 6.6% of net revenue). As a result of Knowles’ consolidation with Hill’s Construction Claims Group at the end of 2006, Hill will not be reporting separate financial results for Knowles going forward.

Achievement of 2006 Earnout

The Agreement and Plan of Merger, dated December 5, 2005, as amended, between Hill and Arpeggio Acquisition Corporation provides for certain stockholders of Hill to receive up to an additional 6,600,000 shares of the combined company’s common stock, contingent upon the combined company attaining certain targets for earnings before interest and taxes (“EBIT”) over a four-year period. The Company’s EBIT for the fiscal year ended December 30, 2006 was $11.4 million and the EBIT target for the earnout for that year was $9.9 million. Therefore, 2,300,000 of the contingent shares have been earned and are expected to be issued during the second quarter of 2007.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on March 27, 2007 at 11:00 AM to discuss Hill’s financial results for the fourth quarter and full year 2006. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. A recorded replay of the call will be available until April 3, 2007. Listeners may dial (800) 642-1687 (Domestic) or (706) 645-9291 (International) and use the code 3317486 for the replay. In addition, the conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 1,400 employees in over 60 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 17th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. Readers should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other “forward-looking” information. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations include those described in the “Risk Factors” section of our Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of hereof. All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements.

HILL INTERNATIONAL, INC. Consolidated Statements of Operations (Unaudited)
	For the three months ended		For the year ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
(in thousands, except per share data)

Total revenue	$67,316	$31,857	$197,472	$112,229
Reimbursable expenses	24,707	10,694	67,485	32,121
Net revenue	$42,609	$21,163	$129,987	$80,108

Direct expenses	22,411	12,295	71,022	43,276
Gross profit	$20,198	$8,868	$58,965	$36,832

Selling, general and administrative expenses	17,355	9,217	48,672	31,861
Equity in affiliates	(547)	(126)	(1,080)	(685)

Operating profit (loss)	$3,390	$(223)	$11,373	$5,656

Minority interest	64	-	53	-
Interest (expense) income, net	33	(250)	(312)	(669)

Net income (loss) before provision for income taxes	$3,487	$(473)	$11,114	$4,987

Provision (benefit) for income taxes	798	(169)	2,534	1,845
Net income (loss)	$2,689	$(304)	$8,580	$3,142

Basic net income (loss) per share	$0.12	$(0.03)	$0.50	$0.27
Basic weighted average shares outstanding	22,299	11,758	17,240	11,644

Diluted net income (loss) per share	$0.11	$(0.03)	$0.46	$0.23
Diluted weighted average shares outstanding	25,170	11,758	18,489	13,894

HILL INTERNATIONAL, INC. Selected Balance Sheet Data (Unaudited)
	December 30, 2006	December 31, 2005
(in thousands)

Cash and cash equivalents	$11,219	$2,716

Accounts receivable, net	$61,159	$27,623

Current assets	$83,344	$33,351

Total assets	$118,993	$40,723

Current liabilities	$50,835	$31,707

Stockholders’ equity	$46,036	$6,159

HILL INTERNATIONAL, INC. Selected Other Financial Data (Unaudited)

	For the three months ended		For the year ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
(in thousands)

Revenue	$67,316	$31,857	$197,472	$112,229

Net revenue	$42,609	$21,163	$129,987	$80,108

Gross profit	$20,198	$8,868	$58,965	$36,832

Gross profit margin	47.4%	41.9%	45.4%	46.0%

Selling, general and administrative expenses (excluding Corporate expenses)	$14,364	$6,316	$38,907	$22,541

Selling, general and administrative expenses (excluding Corporate expenses) as a percentage of net revenue	33.7%	29.8%	29.9%	28.1%

Corporate expenses	$2,991	$2,901	$9,765	$9,320

Corporate expenses as a percentage of net revenue	7.0%	13.7%	7.5%	11.6%

Operating profit (loss)	$3,390	$(223)	$11,373	$5,656

Operating profit (loss) margin	8.0%	(1.1%)	8.7%	7.1%

Effective income tax (benefit) rate	23.0%	(34.2%)	22.8%	37.0%

HILL INTERNATIONAL, INC. Selected Segment Data (Unaudited)

	For the three months ended		For the year ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
(in thousands)

Project Management

Revenue	$48,906	$27,687	$160,223	$96,993

Net revenue	$26,536	$17,233	$96,678	$65,816

Gross profit	$11,364	$6,740	$40,480	$28,794
Gross profit margin	42.8%	39.1%	41.9%	43.7%

Operating profit before equity in affiliates	$4,861	$2,003	$17,204	$12,181
Equity in affiliates	547	126	1,080	685
Operating profit	$5,408	$2,129	$18,284	$12,866
Operating profit margin	20.4%	12.4%	18.9%	19.5%

Construction Claims

Revenue	$18,410	$4,170	$37,249	$15,236

Net revenue	$16,073	$3,930	$33,309	$14,292

Gross profit	$8,834	$2,128	$18,485	$8,038
Gross profit margin	55.0%	54.1%	55.5%	56.2%

Operating profit	$973	$548	$2,854	$2,110
Operating profit margin	6.1%	13.9%	8.6%	14.8%